EXHIBIT 10.2

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into as of April 12, 2013, by and between BRANDYWINE RESEARCH LLC, a Delaware limited liability company ("Landlord"), and EMERGENT BIOSOLUTIONS INC., a Delaware corporation ("Tenant").

A.            Landlord and Tenant are parties to a Lease Agreement (the "Original Lease") dated June 27, 2006, as amended by a First Amendment to Lease Agreement dated as of November 13, 2007, a Second Amendment to Lease Agreement (the "Second Amendment") dated as of December 13, 2010, a Third Amendment to Lease Agreement (the "Third Amendment") dated as of February 27, 2012, and a Fourth Amendment to Lease Agreement (the "Fourth Amendment") dated as of March 27, 2013 (the Original Lease as so amended is referred to herein as the "Current Lease"), for the Premises containing approximately 41,409 rentable square feet of space commonly known as Suites 220, 350 and 400 in the Building located at 2273 Research Boulevard, Rockville, Maryland 20850. The Current Lease as amended by this Amendment is referred to herein as the "Lease".

B.            Landlord and Tenant wish to amend the Current Lease upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1.            Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given to them in the Current Lease.

2.            Early Termination Options.

(a)     Section 2 of the Fourth Amendment, Section 7 of the Third Amendment, Section 7 of the Second Amendment, and Section 35 of the Original Lease are hereby deleted in their entireties and replaced with Section 2(b) below.

(b)    Tenant shall have a one-time right to terminate the Lease effective on January 31, 2015 provided Tenant: (i) is not then in default beyond any applicable notice and cure period under the Lease; (ii) gives written notice of such termination to Landlord no later than March 31, 2014; and (iii) pays to Landlord, at the time of such termination notice, $436,570.59 ("Termination Payment"). Time is of the essence with respect to the dates and deadlines set forth herein. Failure to provide written notice and payment within the prescribed timeframe will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled Term. If Tenant timely and properly exercises the termination option in accordance with this paragraph, the Lease and the Term shall come to an end on January 31, 2015 with the same force and effect as if the Term were fixed to expire on such date.

3.            Fixed Rent.

(a)    Effective on June 1, 2013, Tenant shall pay to Landlord Fixed Rent with respect to Suite 220, which encompasses 8,109 square feet of rentable area, as follows, payable in the monthly installments as set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of Premises	Annualized Fixed Rent	Monthly Fixed Rent
6/1/13 – 2/28/14	$25.50	$206,779.50	$17,231.63
3/1/14 – 2/28/15	$26.20	$212,455.80	$17,704.65
3/1/15 – 2/28/16	$26.92	$218,294.28	$18,191.19
3/1/16 – 12/31/16	$27.66	$224,294.94	$18,691.25

(b)    Effective on June 1, 2013, Tenant shall pay to Landlord Fixed Rent with respect to Suite 350, which encompasses 10,428 square feet of rentable area,  as follows, payable in the monthly installments as set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of Premises	Annualized Fixed Rent	Monthly Fixed Rent
6/1/13 – 11/30/13	$25.50	$265,914.00	$22,159.50
12/1/13 – 11/30/14	$26.20	$273,213.60	$22,767.80
12/1/14 – 11/30/15	$26.92	$280,721.76	$23,393.48
12/1/15 – 11/30/16	$27.66	$288,438.48	$24,036.54
12/1/16 – 12/31/16	$28.42	$296,363.76	$24,696.98

(c)    Effective on June 1, 2013, Tenant shall pay to Landlord Fixed Rent with respect to Suite 400, which encompasses 22,872 square feet of rentable area, as follows, payable in the monthly installments as set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of Premises	Annualized Fixed Rent	Monthly Fixed Rent
6/1/13 – 11/30/13	$25.50	$583,236.00	$48,603.00
12/1/13 – 11/30/14	$26.20	$599,246.40	$49,937.20
12/1/14 – 11/30/15	$26.92	$615,714.24	$51,309.52
12/1/15 – 11/30/16	$27.66	$632,639.52	$52,719.96
12/1/16 – 12/31/16	$28.42	$650,022.24	$54,168.52

(d)    Rent shall be payable to Landlord by: (i) check sent to Landlord at P.O. Box 11951, Newark, NJ 07101-4951; or (ii) wire/ACH transfer of immediately available funds to the account at Wells Fargo Bank, N.A., Salem, NJ account no. 2030000359075 ABA # 121000248, or as otherwise directed in writing by Landlord to Tenant.

4.            Condition of Premises. Tenant acknowledges and agrees that Landlord shall have no obligation under the Lease to make any improvements to or perform any work in the Premises, or provide any improvement allowance, and Tenant accepts the Premises in their current "AS IS" condition.

5.            Brokerage Commission. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to this Amendment with any broker or finder other than a Landlord affiliate. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorneys' fees and court costs, arising out of any misrepresentation or breach of warranty under this paragraph.

6.            Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term and power contained in and under the Current Lease shall continue in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth above. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment shall control.

7.            Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party's behalf is authorized to do so. Tenant hereby represents and warrants to Landlord that there are no defaults by Landlord or Tenant under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first above written.

LANDLORD:
BRANDYWINE RESEARCH LLC

By: /s/ K. Suzanne Stumpf
Name: Suzanne Stumpf
Title: Vice President, Asset Management
Date: 4/12/13

TENANT:
EMERGENT BIOSOLUTIONS INC.

By: /s/ Robert Kramer
Name: Robert Kramer
Title: Executive Vice President and Chief Financial Officer
Date: 4/10/13